UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2017

PennyMac Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224‑7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

Repurchase Agreement with BNP Paribas

On November 17, 2017,  PennyMac Financial Services, Inc. (the “Company”), through two of its controlled subsidiaries, PennyMac Loan Services, LLC (“PLS”) and Private National Mortgage Acceptance Company, LLC (“PNMAC”), entered into a master repurchase agreement, by and among BNP Paribas (“BNP”), PLS and PNMAC (the “Repurchase Agreement”).  Pursuant to the terms of the Repurchase Agreement, PLS may sell, and later repurchase, newly originated mortgage loans in an aggregate principal amount of up to $200 million, of which $100 million is committed.  The Repurchase Agreement will be used to fund newly originated mortgage loans originated through PLS’ consumer direct lending channel or purchased from correspondent lenders through a subsidiary of PennyMac Mortgage Investment Trust (NYSE: PMT) and, in either case, held by PLS pending sale and/or securitization. The scheduled maturity date of the Repurchase Agreement is November 16, 2018, and the obligations of PLS are fully guaranteed by PNMAC. The mortgage loans are serviced by PLS.

The principal amount paid by BNP for each eligible mortgage loan is based upon a percentage of the lesser of the market value or the unpaid principal balance of such mortgage loan. Upon the repurchase of a mortgage loan, PLS is required to repay BNP the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase. The Company, through PLS, is required to pay BNP a commitment fee, as well as certain other administrative costs and expenses associated with the Repurchase Agreement.

The Repurchase Agreement contains margin call provisions that provide BNP with certain rights in the event of a decline in the market value of the purchased mortgage loans.  Under these provisions, BNP may require PLS to transfer cash and/or additional eligible mortgage loans with an aggregate market value sufficient to eliminate any margin deficit resulting from such decline.

The Repurchase Agreement also requires PLS to make certain representations and warranties and to maintain various financial and other covenants, which include maintaining (i) a minimum adjusted tangible net worth at all times greater than or equal to $500 million; (ii) a minimum in unrestricted cash and cash equivalents at all times greater than or equal to $40 million; (iii) a ratio of total indebtedness to adjusted tangible net worth at all times less than or equal to 10:1; and (iv) profitability of no less than $1.00 for at least two consecutive quarters.

In addition, the Repurchase Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Repurchase Agreement and the liquidation by BNP of the mortgage loans then subject to the Repurchase Agreement.

The foregoing descriptions of the Repurchase Agreement and the related guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of the Repurchase Agreement and the related guaranty, which have been filed with this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of November 17, 2017, by and among BNP Paribas, PennyMac Loan Services, LLC and Private National Mortgage Acceptance Company, LLC
10.2	Guaranty, dated as of November 17, 2017, by and among BNP Paribas and Private National Mortgage Acceptance Company, LLC

EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of November 17, 2017, by and among BNP Paribas, PennyMac Loan Services, LLC and Private National Mortgage Acceptance Company, LLC
10.2	Guaranty, dated as of November 17, 2017, by and among BNP Paribas and Private National Mortgage Acceptance Company, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: November 22, 2017	/s/ Andrew S. Chang
Andrew S. Chang Senior Managing Director and Chief Financial Officer